Exhibit 15.5

By Electronic Delivery to: dlontini@gmail.com; seandonahue@paulhastings.com

August 5, 2025

Mr. David Lontini

Chairman of the Board

Check-Cap Ltd.

Check-Cap Building

29 Abba Hushi Avenue

P.O. Box 1271

Isfiya, 3009000, Mount Carmel, Israel

Re:	Check-Cap Ltd. (the “Company”)
Nasdaq Symbol: CHEK

Dear Mr. Lontini:

On May 21, 2025, Staff notified the Company that it did not comply with Nasdaq’s filing requirements set forth in Listing Rule 5250(c)(1) (the “Rule”) because it had not filed its Form 20-F for the year ended December 31, 2024. Based on our further review and the materials submitted on July 21, 2025 (the “Submission”), Staff has determined to grant an exception to enable the Company to regain compliance with the Rule.

According to the Submission, the delay in filing the Form 20-F is a result of replacing its former independent registered public accounting firm Fahn Kanne & Co., on April 6, 2025, with RBSM LLP (“RBSM”). As a result, the Company has had to commit additional resources to onboarding RBSM, which impacted the timely completion of the Form 20-F. Nevertheless, the Company has made “substantial” progress and expects to file the Form 20-F no later than August 31, 2025.

The terms of the exception are as follows: on or before Augst 31, 2025, the Company must file its Form 20-F for the year ended December 31, 2024, as required by the Rule. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at +1 301 978 1450. Sincerely,

/s/ H. Jay Miller

H. Jay Miller
Director
Nasdaq Listing Qualifications

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